Exhibit 8.1

Davis Polk & Wardwell llp 450 Lexington Avenue New York, NY 10017

March 8, 2023

Re:	Material U.S. Federal Income Tax Considerations

Blue Safari Group Acquisition Corp.

Cheung Kong Center

58th Floor, Unit 5801

2 Queens Road Central

Central

Hong Kong

Ladies and Gentlemen:

We have acted as United States counsel to Blue Safari Group Acquisition Corp., a British Virgin Islands business company (“BSGA”) in connection with (i) the transactions contemplated by the amended and restated agreement and plan of merger, executed on December 15, 2021 and amended on May 30, 2022, December 2, 2022 and March 7, 2023 (as it may be amended and/or restated from time to time, the “Merger Agreement”), by and among Bitdeer Technologies Group, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“BTG”), Bitdeer Technologies Holding Company, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Bitdeer”), BSGA, Blue Safari Merge Limited, a British Virgin Islands business company and a wholly-owned subsidiary of BTG (“BSGA Merger Sub 1”), Blue Safari Merge II Limited, a British Virgin Islands business company and a wholly-owned subsidiary of BTG (“BSGA Merger Sub 2”), Bitdeer Merge Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of BTG (“Bitdeer Merger Sub”) and Blue Safari Mini Corp., an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of BSGA (the “Business Combination”), including (i) the merger of BSGA Merger Sub 1 with and into BSGA, with BSGA surviving (the “First SPAC Merger”), (ii) immediately following (and on the same day as) the First SPAC Merger, the merger of BSGA with and into BSGA Merger Sub 2, with BSGA Merger Sub 2 surviving as a direct wholly-owned subsidiary of BTG (the “Second SPAC Merger” and, together with the First SPAC Merger, the “Initial Mergers”) and (iii) one business day following the Initial Mergers, the merger of Bitdeer Merger Sub with and into Bitdeer with Bitdeer surviving as a direct wholly-owned subsidiary of BTG (this merger, together with the Initial Mergers, the “Mergers”). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Registration Statement (defined below).

This opinion is being delivered in connection with the Registration Statement of BSGA on Form F-4, filed with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”).

In preparing the opinion set forth below, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Merger Agreement; (iii) the representation letters of each of BSGA, BTG and Bitdeer delivered to us for purposes of this opinion (together, the “Representation Letters”) and (iii) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

In rendering our opinion, we have assumed, without any independent investigation or examination thereof, that (i) the Business Combination (including each of the Mergers) will be consummated in the manner described in the Registration Statement and the Merger Agreement, each will be effective under applicable law, and none of the terms or conditions contained in either the Registration Statement or the Merger Agreement will be waived or modified, (ii) the facts relating to the Mergers and Business Combination are accurately and completely reflected in the Registration Statement and the Merger Agreement, (iii) any representations made in the Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the First SPAC Merger Effective Time, Second SPAC Merger Effective Time, and Acquisition Merger Effective Time (each as defined in the Merger Agreement), as applicable, and (iv) any representations made in the Representation Letters subject to qualification relating to the knowledge, belief, expectation or intent of any party are true, complete and correct and will remain true, complete and correct at all times up to and including the First SPAC Merger Effective Time, Second SPAC Merger Effective Time, and Acquisition Merger Effective Time, as applicable, in each case, without such qualification. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, representations and warranties set forth in the documents referred to above.

Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that positions contrary to our opinion will not be taken by the Service or, if challenged, by a court.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, we hereby confirm that the statements set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations—Consequences of the Business Combination to U.S. Holders of BSGA Securities” constitute the opinion of Davis Polk & Wardwell LLP as to the material U.S. federal income tax consequences of the Business Combination to U.S. Holders of BSGA Securities.

This opinion is being delivered prior to the consummation of the Mergers and Business Combination and therefore is prospective and dependent on future events. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

Except as expressly set forth above, we express no other opinion. This opinion has been prepared solely in connection with the Registration Statement and may not be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities Exchange Commission thereunder.

Very truly yours,

/s/ Davis Polk & Wardwell LLP
March 8, 2023

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